CONFIDENTIAL TREATMENT REQUESTED

Exhibit 10.9.4

AMENDMENT #3

TO

AMENDED AND RESTATED MASTER SERVICES AGREEMENT

This Amendment (“Amendment”), effective December 9, 2011 (“Amendment Effective Date”) is by and between Synacor, Inc. (“Synacor”) and Charter Communications Operating, LLC (“Client”) under which the parties hereto mutually agree to modify and amend the Synacor Amended and Restated Master Services Agreement, dated April 1, 2010 (including the exhibits, schedules and amendments thereto, the “Agreement”). Any capitalized terms used herein, which are defined in the Agreement and not otherwise defined herein, shall have the meanings ascribed to them in the Agreement.

Whereas, the parties desire to modify the Agreement as set forth herein;

Now therefore, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties agree as follows:

1.0	Section 7.1 of the Agreement shall be deleted in its entirety and replaced with the following paragraph:

Term. This Agreement shall continue in full force and effect through March 31, 2013 (the “Initial Term”), and thereafter it shall automatically renew for one 2-year term (the “Renewal Term”; collectively the Initial Term and any Renewal Term(s) being referred to as the “Term”). Client shall have the unilateral right to prevent the automatic renewal by providing Synacor a written notice of non-renewal at any time prior to the end of the Initial Term.

2.0	Advertising.

2.1	Section 4(b)(ii)(a) of Schedule A is hereby deleted in its entirety and replaced with the following:

(a)	For advertising sold on a CPM basis, Client will pay to Synacor an amount equal to:

[*]

On a quarterly basis, Synacor will calculate the average CPM for the above-the-fold banner/display/rich media ads it sells directly. If (i) at least [*] of such inventory is being sold by Client and Synacor, collectively, and (ii) the average CPM for such inventory sold by Synacor is [*] or more (without lowering the pricing of other advertising inventory or other products and services sold by Synacor to the applicable purchasers), the parties will evaluate in good faith an increase of the CPMs due from Client to Synacor for above-the-fold banner/display/rich media ads sold by Client [*]

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2.2	A new Section 11 is hereby added to Schedule C as follows:

11.	Targeting Technology. The parties may from time to time desire to utilize third party technology for purposes of increasing the revenue generated from advertising on the Client Branded Portal (e.g., [*]). Absent a written agreement to the contrary, the costs associated with any such added technology [*] provided that Client, in its sole discretion, has approved of such technology’s use in advance in writing.

3.0	Entitlement Services (TV Everywhere). In addition to the provisions set forth in Amendment 2 to the Agreement, the following terms and conditions shall apply to the Entitlement Service provided by Synacor to Client.

3.1	Definitions.

a.	The definition of Programmer shall be deleted in its entirety and replaced with the following:

“Programmer” means a provider of Programmer Content through Client to its subscribers as linear cable programming, as well as [*] or other mutually agreed aggregators of video content.

b.	The definition of Programmer Content shall be deleted in its entirety and replaced with the following:

“Programmer Content” means any video programming accessible online by authenticated and unauthenticated users (including but not limited to pay per view, linear television, and pay for VOD), and any logos, trademarks, service marks, meta data, or other materials owned and/or made available by a Programmer to Client. Programmer Content shall be considered Client Materials for the purpose of Client’s indemnification obligations under the Agreement.

c.	The following new definitions shall be added to the Agreement:

[*]

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“Programmer Property” means Programmer’s website, smart phone or tablet application, Smart TV, or other device, application, or technology made available by Programmer on which the Entitlement Services are integrated by mutual agreement of Client and Synacor.

3.2	Entitlement Services Term. Notwithstanding the Entitlement Services Term specified in Section 7(a) of Amendment 2 to the Agreement, the Entitlement Services Term shall be co-terminus with the Term as set forth in Section 7.1 of the Agreement. However, commencing as of July 1, 2012, Client shall have the unilateral option upon [*] written notice to Synacor to end the Entitlement Services Term before the end of the Initial Term or the Renewal Term, so long as (i) [*] and (ii) if Client ultimately terminates the Entitlement Services, [*]

3.3	Entitlement Services Fee. Commencing as of October 1, 2011, the fees set forth under Amendment 2 of the Agreement shall no longer apply, and the following fee structure shall begin:

Client will pay [*] per Active Subscriber per month [*] per month for the Entitlement Services (each month, the “Entitlement Services Fee”). Notwithstanding the foregoing sentence, [*]

3.4	Integration with Programmer Property. Upon Charter’s request, and provided that Client obtains the requisite written agreement with the applicable Programmer and pays the requisite Entitlement Services Fee, Synacor will integrate its standard entitlement system platform (which shall not include the Additional Services set forth in Section 3.12) with any and all Programmers’ websites as well as other Programmer Properties and maintain such platform to website integration throughout the Entitlement Services Term.

3.5	Programmer Content and Data. Client shall use commercially reasonable efforts to cause each Programmer to provide to Synacor the Programmer Content, and any necessary data and assistance to perform the integration with such Programmer for Programmer Content. Client understands and agrees that if Programmer does not provide such Programmer Content, data, and assistance, both parties shall be relieved of their respective obligations under this Amendment related thereto.

3.6	User Interface. Synacor will provide a user interface for Client for the Entitlement Services for the Client Branded Portal [*] and for any other device for which Synacor makes a user interface available to one or more of its clients for substantially similar purposes. All such user interfaces shall be consistent in functionality and design to those (i) commercially available as of August 1, 2011 or (ii) otherwise as shared with Client for its review, unless otherwise agreed by the parties in a signed statement of work. Client will have final decision making authority on the look and feel of the user interface within any statement of work. Client shall have no obligation to deploy any of the user interfaces provided by Synacor. [*]

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[*]

3.7	Programmer Content Web Pages. Synacor will at its own cost create and maintain a web page per applicable Programmer for the location and placement of the Programmer Content as requested by Client, at which page(s) the authenticated Entitled Users who complete the authentication process successfully, may access Programmer Content. To the same extent and standards as is the case with respect to the Client Branded Portal under the last paragraph of Section 1 and under Section 2(b) of Schedule A to the Agreement, Synacor must maintain each such web page in a manner that conforms to the Appearance Requirements of Client, with the functionality and capabilities for a web page that are comparable to those of other such web pages created by Synacor for its other clients, and with the restriction that Synacor must obtain Client’s advance written consent before placing any advertising on such web page.

3.8	Search & Discovery. To the extent Client has the data and rights from the applicable Programmers and provides Synacor with the appropriate data and necessary rights, the Entitlement Services will include provision by Synacor of search and discovery experience for non-subscription and subscription video assets, including those attributable to Programmers selected by Client (e.g., [*]), including the means to link directly to content available on Client-selected third-party sites.

3.9	Applications. At Client’s request [*]

3.10	Web Services Set Up. [*]

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[*]

3.11	Search and Advertising Related to Mediation Services. To the extent Client has the right to include search functionality or advertising on a website, client or application on which Synacor is providing mediation services and Client desires to include search functionality and/or advertising thereon, [*]

3.12	Additional Services. Upon written request of Client, Synacor will provide additional services relating to the delivery of Programmer Content (e.g., hosting, storage, bandwidth, encoding, transcoding, DRM, and CDN services). In such event, [*] Synacor represents and warrants that it will perform such activities in a manner consistent with industry standards. If Synacor breaches this representation or warranty; Client will be entitled to terminate the Entitlement Services [*] after providing Synacor with 30 days to cure such breach.

3.13	Synacor’s right to remove Individual Programmers. The following shall be added to the end of the first sentence of section 7(c) of Amendment #2:

“, or (v) if the Programmer Content or the integration is causing the entitlement system that is a modular mediation platform or the Entitlement Services to malfunction, or (vi) the Programmer Content does not display properly (unless such issue is caused by Synacor). Synacor shall use reasonable efforts to resolve any such problems promptly in order that the Programmer Content may be restored/returned to the Entitlement Services”

3.14	Indemnification. Client shall indemnify, defend and hold Synacor harmless from and against any and all third party Claims alleging damages arising from i) Synacor’s disabling of an integration of the SES with any given Programmer at Client’s express request, or (ii) the inaccuracy of the entitlement data provided by Client.

4.0	Sports View Plus. Section l(b)(i)(c) of Schedule D of the Agreement is hereby deleted in its entirety and replaced with the following:

The Sports View Plus Premium Product as listed above will be made available to Client for [*] per Subscription Account per month provided that the Sports View Plus Premium Product continues to be available for subscribers who currently have the Sports View Plus Premium Product as of the Amendment Effective Date.

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5.0	[*]

6.0	Reports. Synacor shall advise Client of the types of reports it makes available to third parties relating to Entitlement Services or any type or variation thereof and shall deliver such types of reports to Client if requested. Synacor shall deliver ad hoc reporting as well upon reasonable request of Client if the generation of such reports is practicable.

7.0	[*]

8.0	Scope of Amendment. This Amendment supersedes all proposals, oral or written, all negotiations, conversations, or discussions between or among parties relating to the subject matter of this Amendment and all past dealing or industry custom. This Amendment shall be integrated in and form part of the Agreement upon execution. All terms and conditions of the Agreement shall remain unchanged except as expressly modified in this Amendment; and the terms of the Agreement, as modified by this Amendment, are hereby ratified and confirmed. Where the terms of the Agreement conflict with those of this Amendment, however, the terms of this Amendment shall control. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the Amendment Effective Date.

Synacor, Inc.		Charter Communications Operating, LLC
By: Charter Communications, Inc., its Manager

By:	/s/ Scott Bailey	By:	/s/ Rich DiGeronimo
Name:	Scott Bailey	Name:	Rich DiGeronimo
Title:	COO	Title:	SVP, Product And Strategy
Date:	12/21/11	Date:	12/12/2011

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